Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES
2014 FIRST QUARTER EARNINGS

JACKSONVILLE, FLA., May 9, 2014/-- Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today net income for the three months ended March 31, 2014 of $26 thousand compared to income of $199 thousand for the three months ended March 31, 2013.  Book value and tangible book value per common share as of March 31, 2014 were $5.95 and $5.82, respectively.

Balance Sheet Overview

Total assets were $496.8 million as of March 31, 2014, compared to $507.3 million as of December 31, 2013.  The decrease in total assets was largely due to a significant decrease in cash and cash equivalents as a result of a reduction in federal funds sold in the amount of $16.1 million and a decrease in securities available-for-sale of $3.6 million.  These amounts were offset by an increase in net loans of $9.6 million and other real estate owned of $0.5 million during the three months ended March 31, 2014.

Total deposits were $424.0 million as of March 31, 2014, a decrease of $11.0 million compared to total deposits of $435.0 million as of December 31, 2013.  The decrease in total deposits when compared to December 31, 2013 was driven primarily by:

•	A decrease in noninterest-bearing deposits of $3.1 million as a result of expected seasonality in our business customer base from disbursements of year-end bonuses and taxes due;
•	An increase in money market, NOW and savings deposits of $2.1 million due to natural fluctuations in account balances; and
•	A decrease in the time deposit portfolio of $10.0 million driven primarily by a $9.2 million reduction in local CDs.

Total shareholders’ equity increased $0.6 million to $34.5 million as of March 31, 2014 compared to $33.9 million as of December 31, 2013.  This increase was attributable to a decrease in accumulated comprehensive loss of $0.5 million and net income during the three months ended March 31, 2014 .

Asset Quality

As of March 31, 2014, nonperforming assets remained relatively flat at $20.1 million, or 4.05% of total assets, compared to $20.1 million, or 3.95% of total assets, as of December 31, 2013.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

The following table presents information concerning nonperforming assets as of the last five quarters:

(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Nonperforming Assets
Total nonperforming loans(1)	$16,579	$17,008	$15,516	$16,973	$20,067
Other real estate owned, net	3,559	3,078	8,438	9,142	9,920
Total nonperforming assets	$20,138	$20,086	$23,954	$26,115	$29,987

Allowance for loan losses	$(15,104)	$(15,760)	$(16,974)	$(17,303)	$(19,820)

Allowance for loan losses as a percentage of NPL's	91.10%	92.66%	109.40%	101.94%	98.77%
Nonperforming loans as a percentage of gross loans	4.37%	4.59%	4.16%	4.44%	5.10%
Total nonperforming assets as a percentage of total assets	4.05%	3.95%	4.66%	5.00%	5.76%
Loans past due 30-89 days, still accruing interest	$2,922	$5,857	$7,976	$2,466	$8,246

(1)	Total nonperforming loans (“NPL’s”) include loans on nonaccrual and loans past due over 90 days still on accrual.

Nonperforming loans decreased $0.4 million to $16.6 million as of March 31, 2014, from $17.0 million as of December 31, 2013.  The continued reduction of nonperforming loans was primarily driven by charge-offs (both partial and full) on impaired loans that were specifically reserved for as of December 31, 2013 as well as several impaired loans that were paid-off in the first quarter of 2014.  This was slightly offset by one large commercial real estate relationship that went on nonaccrual in the first quarter of 2014. In addition, total loans past due 30-89 days, still accruing interest, were $2.9 million as of March 31, 2014 compared to $5.9 million as of December 31, 2013.  This decrease was primarily due to general improvements in asset quality during the three months ended March 31, 2014.

Consistent with the Company’s reduction of nonperforming loans and general improvements in asset quality, along with healthy loan growth, the allowance for loan losses decreased in total and as a percentage of total loans.  The allowance for loan losses was 3.98% of total loans as of March 31, 2014, compared to 4.25% of total loans as of December 31, 2013.  The decrease in the allowance for loan losses was driven primarily by charge-offs taken in the first quarter of 2014 that were specifically reserved as part of loans individually evaluated for impairment as of December 31, 2013.  In addition, there was an overall slight decrease in the historical loss component used in loans collectively evaluated for impairment.

Operating Results

Total interest income decreased $1.3 million to $5.1 for the three months ended March 31, 2014 compared to $6.4 million for the three months ended March 31, 2013.  This decrease was primarily driven by the decrease in average loan balances and a decrease in the average yield on loans to 5.03% for the three months ended March 31, 2014 compared to 6.03% for the three months ended March 31, 2013.  The decrease in the loan yield was driven by a decrease in accretion recognized on acquired loans of approximately $0.7 million as well as a slight decrease in the core average yield earned on loans.

Interest expense decreased by $0.3 million to $0.9 million for the three months ended March 31, 2014, when compared to $1.1 million for the three months ended March 31, 2013.  The average cost of interest-bearing liabilities decreased 16 basis points to 0.95% for the three months ended March 31, 2014 compared to 1.11% for the same period in 2013.  The overall decrease in the average cost of interest-bearing deposits reflects an ongoing reduction in interest rates paid on deposits as a result of the re-pricing activities in the current low interest rate environment.

No provision for loan loss expense was recorded for the three months ended March 31, 2014, compared to a provision for loan loss expense of $0.2 million for the three months ended March 31, 2013.  The Company recorded net charge-offs of $0.7 million for the three months ended March 31, 2014, compared to $0.6 million for the three months ended March 31, 2013.  The decrease in provision expense was primarily due to an overall decrease in the Company’s historical loss component used to calculate loans collectively evaluated for impairment.  The historical loss component of the allowance is determined by losses recognized over the preceding five years with the most recent years carrying more weight.  As the Company’s credit quality has improved, the more recent years that are more heavily weighted carry fewer losses.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

Noninterest income decreased to $377 thousand for the three months ended March 31, 2014, compared to $424 thousand for the three months ended March 31, 2013.  Included in the prior year other income were realized gains from the sale of investment securities of $37 thousand. No such sales occurred during the three months ended March 31, 2014.

Noninterest expense decreased to $4.6 million for the three months ended March 31, 2014, compared to $5.2 million for the three months ended March 31, 2013.  This decrease was due to a decrease in professional fees of $0.2 million, mainly related to audit and legal fees that were higher in the first three months of 2013 as a result of the special shareholders’ meeting held in the first quarter of 2013.  In addition, there was a decrease of $0.5 million for OREO and loan expenses as a result of the Company’s execution of its strategy to reduce problem assets. The remainder of the components of noninterest expense remained relatively flat period-over-period.

There was no income tax benefit (expense) recorded during the three months ended March 31, 2014 or 2013.  Based on an analysis performed as of March 31, 2014, it was determined that the need for a full valuation allowance still existed.

On a per common share basis, the Company had net income available to common shareholders of $0.00 for the three months ended March 31, 2014, compared to a net loss available to common shareholders of $12.15 for the same period in the prior year.

Kendall L. Spencer, President and CEO of the Company stated, “The last six years have been very difficult for us and our industry in general but we have weathered the storm.  Our healthy capital position coupled with the ongoing resolution of our credit issues supports our core strategy to build a strong balance sheet that will result in solid sustainable earnings.  Our efforts will remain focused on the Northeast Florida market and we will continue to take advantage of our community bank platform dedicated to enhancing our franchise by deepening both new and existing customer relationships”.

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $496.8 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.

(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Consolidated Earnings Summary
Total interest income	$5,118	$5,169	$5,605	$5,797	$6,362
Total interest expense	852	948	1,032	1,089	1,133
Net interest income	4,266	4,221	4,573	4,708	5,229
Provision for loan losses	-	715	367	(484)	217
Net interest income after provision for loan losses	4,266	3,506	4,206	5,192	5,012
Total noninterest income	377	198	761	377	424
Total noninterest expense	4,617	5,039	4,820	5,540	5,237
Income (loss) before income tax	26	(1,335)	147	29	199
Income tax benefit	-	-	-	-	-
Net income (loss)	$26	$(1,335)	$147	$29	$199
Noncash, implied preferred stock dividend	-	-	-	-	(31,464)
Net income (loss) available to common shareholders	$26	$(1,335)	$147	$29	$(31,265)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Summary Average Consolidated Balance Sheet
Loans, gross	$375,753	$369,718	$377,563	$390,265	$395,589
Securities	85,005	89,424	84,602	92,157	91,186
Other earning assets	17,566	30,693	33,855	17,577	32,816
Total earning assets	478,324	489,835	496,020	499,999	519,591
Other assets	17,656	23,127	23,554	19,631	18,464
Total assets	$495,980	$512,962	$519,574	$519,630	$538,055

Interest-bearing liabilities	$362,542	$376,129	$385,932	$387,026	$412,753
Other liabilities	99,227	101,391	101,763	99,434	91,734
Shareholders' equity	34,211	35,442	31,879	33,170	33,568
Total liabilities and shareholders' equity	$495,980	$512,962	$519,574	$519,630	$538,055

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Per Share Data
Basic (loss) earnings per common share	$(0.00)	$(0.23)	$0.03	$0.01	$(12.15)
Diluted (loss) earnings per common share	$(0.00)	$(0.23)	$0.03	$0.01	$(12.15)
Basic weighted average common shares outstanding	5,795,095	5,782,058	5,307,032	5,294,547	2,572,322
Diluted weighted average common shares outstanding	5,802,828	5,782,058	5,307,042	5,295,935	2,572,354
Total shares outstanding at end of period	5,795,095	5,795,095	5,398,713	5,294,582	5,294,544
Closing market price per share	10.50	$12.60	$9.90	$9.60	$30.00

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.

(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Selected ratios
Return on average assets	0.02%	(1.03)%	0.11%	0.02%	0.15%
Return on average equity	0.31%	(14.94)%	1.83%	0.35%	2.40%
Average equity to average assets	6.90%	6.91%	6.14%	6.38%	6.24%
Tangible common equity to tangible assets	6.80%	6.53%	6.19%	5.94%	6.21%
Interest rate spread	3.39%	3.19%	3.42%	3.52%	3.86%
Net interest margin	3.62%	3.42%	3.66%	3.78%	4.08%
Allowance for loan losses as a percentage of total loans	3.98%	4.25%	4.55%	4.53%	5.04%
Allowance for loan losses as a percentage of NPL's	91.10%	92.66%	109.40%	101.94%	98.77%
Ratio of net charge-offs as a percentage of average loans	0.71%	2.07%	0.82%	2.09%	0.61%
Efficiency ratio	99.44%	114.03%	90.36%	108.95%	92.64%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Summary Consolidated Balance Sheet
Cash and cash equivalents	$23,563	$40,325	$35,926	$42,799	$23,961
Securities	81,123	84,771	88,203	83,234	91,262
Loans, gross	379,284	370,352	372,955	381,952	392,989
Allowance for loan losses	(15,104)	(15,760)	(16,974)	(17,303)	(19,820)
Loans, net	364,180	354,592	355,981	364,649	373,169
Other intangible assets, net	777	849	938	1,045	1,153
All other assets	27,131	26,752	33,499	30,706	31,353
Total assets	$496,774	$507,289	$514,547	$522,433	$520,898

Deposit accounts	$423,979	$434,966	$440,354	$449,254	$446,235
All other liabilities	38,291	38,391	41,472	41,146	41,239
Shareholders' equity	34,504	33,932	32,721	32,033	33,424
Total liabilities and shareholders' equity	$496,774	$507,289	$514,547	$522,433	$520,898

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.